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J. P. Morgan ETF Efficiente DS 5 Index

Performance Update - February 2014

OVERVIEW

The J.P.Morgan ETF Efficiente DS 5 Index (the "Index") is a J.P. Morgan strategy that seeks to generate returns through tracking the excess returns of exchange traded funds ("ETFs") and a cash index to provide exposure to a broad range of asset classes and geographic regions. The index targets 5% volatility on a daily basis by varying the exposure it takes to a basket of 12 ETFs and a cash index whose weights are allocated monthly in accordance with a rules-based methodology
(the "Monthly Reference Portfolio"). The Index increases its exposure to the
Monthly Reference Portfolio when the volatility of the portfolio decreases and decreases the exposure when the volatility of the Monthly Reference Portfolio increases. The Index levels incorporate a daily deduction fee of 1.00% per annum.

Hypothetical and Actual Historical Performance -January 30, 2004 to January 31,
2014

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Hypothetical and Actual Historical Volatility -- through

January 31, 2014

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Key Featrues of the Index

*    Exposure to developed market equities, bonds, emerging markets, alternative investments and inflation

*    The weights of the Monthly Reference Portfolio constituents are determined monthly based on a rules-based methodology that targets an annualized volatility of 5% or less

*    The Index targets a volatility of 5% on a daily basis using a mechanism that varies the exposure of the Index to the Monthly Reference Portfolio, based on historical volatility, and reflects the weighted performance of its underlying assets in excess of a cash index

*    Index levels published on Bloomberg under the ticker EEJPDS5E

Recent Index Performance
                         January 2014 December 2013 November 2013 Year-To-Date
Historical Return(1)          -2.06%  1.04%                 1.17%      -2.06%

1. Year to date  performance  of the  Index  from the last  business  day of the previous calendar year through, and including, January 31, 2014.

Recent Index Composition

                                                     iShares

                                                     iBoxx $   iShares

                                            iShares 20+ Investment iBoxx$
   JPMorgan
       SPDR SandP          iShares  iShares   Year     Grade   High Yield
   Cash Index
       500 ETF           Russell  MSCI EAFE Treasury Corporate Corporate
 Bond USD 3
       Trust             2000 ETF ETF       Bond ETF Bond ETF  Bond ETF
====== ================= ======== ========= ======== ========= ===========
 ========= ==========
Feb-14    20.0%             10.0%     0.0%     10.0%    20.0%     20.0%
====== ================= ======== ========= ======== ========= ===========
 ========= ==========
Jan-14    15.0%              5.0%    20.0%      0.0%     0.0%     20.0%
====== ----------------- -------- --------- -------- --------- -----------

          iShares JP

 iShares  Morgan     iShares

 MSCI     USD        SandP GSCI

 Emerging Emerging   Cmdty-             iShares DJ iShares

 Markets  Markets    Indexed  SPDR Gold US Real    TIPS

 ETF      Bond ETF   Trust    Trust     Estate ETF ETF    Month
 ======== ========== ======== ========= ==========

     0.0%     0.0%       0.0%     0.0%      0.0%   0.0%      20.0%
 ======== ========== ======== ========= ==========

     0.0%     0.0%       0.0%     0.0%      0.0%    0.0%      40.0%
 -------- ---------- -------- --------- ----------

February 03, 2014

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- January 31, 2014

                             3 Year     5 Year    10 Year    10 Year
                          Annualized Annualized Annualized Annualized
 Average
                            Return     Return     Return    Volatility
 Leverage
========================= ========== ========== ========== ===========
 ========
ETF Efficiente DS 5 Index     5.2%       7.0%      5.03%      5.62%
========================= ========== ========== ========== ===========
 ========
SandP 500 (Excess Return)      13.3%      18.4%       4.4%      20.4%
========================= ========== ========== ========== ===========
 ========
Barclays Aggregate Bond
                              3.2%       4.2%       2.2%       3.8%
  Index (Excess Return)
========================= ========== ========== ========== ===========

                                            10  Year
10 Year Sharpe   10 Year   3 Year Average 5 Year Average

      Ratio    Correlation    Leverage       Leverage

============== =========== ============== ==============

     89.6%       100.0%        112.1%         112.0%    101.8%
============== =========== ============== ==============

       21.6%        30.9%
============== =========== ============== ==============

     59.4%        28.0%

============== =========== ============== ==============

Notes

Hypothetical, historical performance measures: Represents the performance of the
Index based on the hypothetical back-tested closing levels from January 30, 2004 through September 24, 2012 and actual performance from September 25, 2012 to
January 31, 2014.

For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically
(not compounded). The "SandP 500 Index (Excess Return)" and "Barclays Aggregate
Bond Index (Excess Return)" refer to hypothetical indices constructed from the total returns of the relevant index with the returns of the Cash Index deducted.
There is no guarantee the ETF Efficiente DS 5 Index will outperform the SandP
500 Index (Excess Return), the Barclays Aggregate Bond Index (Excess Return) or
any alternative investment strategy. Sources: Bloomberg and JPMorgan.

Leverage: Leverage refers to the exposure of the Index to the Monthly Reference
Portfolio, ranging from 0% to 150%. The leverage is determined by dividing the
5% target volatility by the historical 1-month volatility of the Monthly
Reference Portfolio. These monthly leverage calculations are then added and the sum is divided by the number of months in the relevant measurement period. The exposure increases when the 1-month volatility of the Monthly Reference
Portfolio decreases, and decreases when the volatility increases, employing leverage up to 150% when the volatility is less than 5%. Correlation:
Correlation refers to the performance of the relevant index to the ETF
Efficiente DS 5 Index, calculated based on the ten year annualized return.

Volatility: Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since July 29, 2004. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the ETF Efficiente DS 5 Index, SandP 500 Index (Excess
Return), and the Barclays Aggregate Bond Index (Excess Return).

The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

For time periods prior to the launch of any ETF included in the Index and such
ETF's initial satisfaction of a minimum liquidity standard, the hypothetical back-testing uses alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than performance information for such ETF. The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis.
Source: Bloomberg

Key Risks

There are risks associated with a momentum-based investment strategy--The Index employs a mathematical model intended to implement what is known as a momentum-based strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue.
This Index is different from a strategy that seeks long-term exposure to a portfolio with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

The Index may not achieve its target volatility - The exposure of the Index to the synthetic portfolio of Basket Constituents is determined by a two-step process composed of 1) a monthly selection process to determine the weighting assigned to each Basket Constituent in the synthetic portfolio, and 2) a daily adjustment of the exposure to the synthetic portfolio intended to achieve a target annualized volatility of 5% on a daily basis. The monthly weights and daily adjustments are based on the historical volatility of the synthetic portfolio and are subject to certain constraints. However, there is no guarantee that historical trends will continue in the future. Accordingly, the actual realized annualized volatility of the index may be greater than or less than 5%, which may adversely affect the level of the index. The daily adjustment of the exposure of the index to the synthetic portfolio of basket constitutents may impact performance -- Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%. As a result, the Index may underperform an index that does not include a daily exposure adjustment.

The Index may be partially uninvested -- The aggregate weight of the Cash Index at any given time represents the portion of the synthetic portfolio that is uninvested. In addition, when the exposure of the Index to the synthetic portfolio is less than 100%, a portion of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion.

Our affiliate, J.P. Morgan Securities plc, is the calculation agent for the
Index and may adjust the Index in a way that affects its level--The policies and judgments for which J.P. Morgan Securities plc, is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. J.P. Morgan Securities plc is under no obligation to consider your interest as an investor with returns linked to the Index.

The Index may not be successful and may not outperform any alternative strategy.
The Index comprises notional assets and liabilities and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index rebalances monthly and applies weighting caps to the Basket Constituents and sectors. The Index may be subject to increased volatility due to the use of leverage. Changes in the value of the
Basket Constituents may offset each other, and correlation of performances among the Basket Constituents may reduce the performance of the Index. An investment in securities linked to the Index is subject to risks associated with non-U.S.
markets, including emerging markets, and is subject to currency exchange risk.
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and/or underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

For more information on the Index and for additional key risk information see
Page 12 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010313002227/crt_dp37444-fwp
..pdf

DISCLAIMER

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(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that
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documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
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in the particular offering will arrange to send you the prospectus and the
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pricing supplement, if you so request by calling toll-free (866) 535-9248. Free
Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J. P. Morgan Structured Investments | 800 576 3529 |
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